Exhibit 99

A Look at 2007 and Forward
By Titan Chairman and CEO Maurice M. Taylor, Jr.

QUINCY, Ill. - December 18, 2007 -Titan International Inc. has had a successful and eventful year and 2008 should prove equally exciting. Before we focus on next year, let’s look at what has happened this past year.

When the year began, Titan expected 2007 to be a flat year in the agricultural sector, but a robust year in the mining (OTR) market. Deere and Company advised the Street they expected a flat to very small increase.

Titan produces wheels and tires for the agriculture and earthmoving/mining off-the-road (OTR) businesses, so let me mention wheels first.

Agriculture wheels had a strong start in the first quarter, but slowed in the second quarter. Volume increased in the fourth quarter and then turned to a strong demand. The OTR wheel business also started strong, but slowed in the second half due to underground coal mining business slowing up. There is strength in the outlook for the future because of what Titan did during the spring and fall of 2007 with mining companies. I will refer to this later in the release.

Tires in the agriculture segment did not have a robust start in 2007 and the increase in volume did not begin in the original equipment manufacturer (OEM) section until third quarter. The aftermarket side of farm tires has not shown the same growth and looks poised for expansion in the first quarter of 2008. OEM customers account for approximately 35 percent of tire sales on an industry-wide basis, whereas aftermarket sales usually account for 65 percent of industry-wide tire sales. Tires were also hit with big cost increases from various materials. Natural rubber increased from approximately 89 cents a pound to approximately  $1.20 a pound at the end of this year. Titan implemented a price increase for aftermarket tires on November 1, 2007, and OEM will be January 1, 2008. It may be necessary for further increases by the end of the first quarter of 2008.

OTR mining tires have shown strength from the beginning of the year. Titan started the year with the goal of producing OTR tires in Bryan, Ohio, and Freeport, Illinois, so OTR tire sales could increase to over $200 million in 2007. This could only happen if Titan could tool up the Freeport facility. The Freeport, facility had to produce over $50 million in OTR radial tires. We are pleased to see this happening.

The Bryan, Ohio, facility has also increased output once the 25-inch OTR radial and some other OTR bias tires were transferred to Freeport. The largest impact on Titan was the decision by Titan’s Board of Directors to approve the largest capital expansion ever for Titan to enter the super giant tire business. The Board approved capital for Titan to put in enough capacity to produce 500 tires per month of 63-inch super giant radial tires. The final approval was granted at the May 2007 Board meeting. The Board was told the first 63-inch tire should be produced by end of first quarter of 2008. Anyone in this business would tell you that is impossible. In fact, Michelin and Bridgestone are the only ones in the world who claim to have the technology to produce 63-inch radials. I personally took that as a great challenge. And to our Japanese and French friends: the last time I checked it was Americans playing golf on the moon, and I believe the moon vehicle had Goodyear tires. As you can tell, we get a little passionate about this challenge.

Titan put together a team of experienced engineers who have looked at every way tires are built, and we believe we have a superior design. We also believe the new tires should give mining companies greater tire life. All the new ideas have been tried in prototype smaller tires and found to be superior in every way. Titan plans to make these changes to all of its current tires over the next few years, which should add margin to Titan and better tires for end users. Please don’t ask me how much and an exact date.

This giant OTR project has affected all Titan’s manufacturing facilities because of the huge size. The Quincy, Illinois, facility is building the huge 25-foot diameter bull wheel with a load capacity of 500,000 pounds to use in tire testing. It is also supervising the building of mold/curing presses, which will be large. They are also designing and building the first 73.5-inch, 15-degree wheels. The Des Moines, Iowa, facility will produce all the steel belting while increasing its agriculture capacity in farm tires transferred from Freeport, Illinois. With all of this activity, it is human nature to observe what is going on, which means efficiency could have been better in 2007. To explain to some of you, it is why traffic backs up when the accident is on the other side of the road. People are curious.

When all is said and the year ends on December 31, 2007, Titan should have a record sales year. Sales should be north of $800 million and I believe with all the Taylor add-backs that my goal of EBITDA over $100 million should be achievable. It was a great year and we set the foundation on our march to reach $1 billion in sales.

Looking at next year, based on my knowledge today, 2008 is going to be another satisfactory year for Titan. You ask why. Farm should continue to grow and I believe it should last at least a minimum of three years. Mining is continuing strong, along with oil. In my opinion, the U.S. Dollar should remain weak for at least the foreseeable future.

Titan’s 63-inch should add a minimum of $35 million in added sales. It could be as high as $55 million. Manufacturing efficiencies should improve throughout the year, with improvements in margins. The price increases should also help in margin improvement. The remaining changes taken in 2007 should help in 2008. So 2008 without a doubt should produce more outstanding achievements for Titan.

Now, for all of the negative thinkers, what could go wrong? One: if we don’t produce the 63-inch tires (I have a better chance of being elected President of the United States). Two: the sun doesn’t come up and everything shuts down. Three: Well, I really don’t see any reason Titan cannot have a record year in 2008.

Therefore, I’m setting the following goals for Titan’s senior executives. The sales goal in 2008 should be at minimum $920 million, to $1 billion or higher. Note there is no maximum but when we hit the $1 billion mark I’ll be drinking a nice bottle of champagne, it should be a fine spot considering the strides we have made in the last few decades. (Remember, we started at zero.)

We are striving to achieve an EBITDA of $120 million to $150 million. With a variety of over 20,000 part numbers and the start-up of the 63-inch tires, 2008 has many variables.

The Cap Ex should be between $55 and $65 million in 2008 and we do not expect to have to borrow to fund the cap ex, as these expenditures will be paid throughout the year.

I would also like to point out that Titan hosted 20 open-pit mining companies to tour Titan’s Bryan, Ohio, and Saltville, Virginia, factories this past September. I can tell you everyone was impressed with what Titan is doing and there is no doubt that if Titan delivers the 63-inch as we state, Titan should then lead the OTR tire and wheel market for years to come. The Russians put up Sputnik, but Americans walked on the moon. Over the years we have studied the tires that have been used in the OTR and farm businesses, and we are using the knowledge and the technology that has been around for years, but by combining them into our new tires, in my opinion, will produce the best OTR and farm tires in the world.

We plan to improve the industry with new designs that feature larger wheels and shorter tire sidewalls. Every new car today uses this technology, but remember; only Titan makes both the wheel and tire for these off-highway markets. The mining companies wish to lower their costs and Titan is focused on delivering this goal. Titan lives and dies for farming and mining. No other tire or wheel manufacturer in our opinion is as highly focused. So come and visit us. We are proud of the tires and wheels we produce.

Santa mentioned he’s trading in the reindeer for big wheels and tires. From all the 2,700 Titan employees: happy holidays and stay healthy and safe.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2006. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489